                                             As Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-37034

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 20, 2000

                                   [IBM LOGO]

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 $1,000,000,000
                                   IBM NOTES
              WITH MATURITIES OF 1 YEAR OR MORE FROM DATE OF ISSUE

    We plan to offer and sell notes with various terms, which may include the following:

    - maturity of one year or more from the date of issue,

    - interest at a fixed rate,

    - interest payment dates at monthly, quarterly, semi-annual or annual intervals,

    - book-entry form through The Depository Trust Company,

    - redemption and/or repayment provisions, if applicable, whether mandatory, at our option or the option of the holder, and

    - minimum denominations of $1,000 and integral multiples of $1,000.

    We will specify the final terms of each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements. Generally, we will not list the notes on any securities exchange. We may, however, from time to time do so.

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-5 TO READ ABOUT CERTAIN FACTORS YOU OUGHT TO CONSIDER BEFORE BUYING THE NOTES.

    We may offer the notes as follows:

    - Through agents who have agreed to use reasonable efforts to solicit offers to purchase the notes. Unless otherwise specified in the pricing supplement, we will pay the agents commissions ranging from 0.20% to 2.50% of the principal amount of the notes offered.

    - Through one or more agents purchasing the notes as principal and acting as underwriter or dealer. We will pay those agents an underwriting discount or commission to be negotiated at the time of sale.

    - Directly to investors. We will not pay a discount or commission to any agent if we sell the notes directly to investors.

    If we sell all of the notes, we expect to receive aggregate proceeds of between $975,000,000 and $998,000,000, after paying the agents' discounts and commissions of between $2,000,000 and $25,000,000. The agents' discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years, or if otherwise specified in a pricing supplement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ABN AMRO FINANCIAL SERVICES, INC.
      A.G. EDWARDS & SONS, INC.
             EDWARD JONES & CO., L.P.
                   FIDELITY CAPITAL MARKETS
                   (A DIVISION OF NATIONAL FINANCIAL SERVICES LLC)
                                    MERRILL LYNCH & CO.
                                MORGAN STANLEY
                                       PRUDENTIAL SECURITIES
                                             SALOMON SMITH BARNEY

                                                    CHARLES SCHWAB & CO., INC.
                                                          UBS PAINEWEBBER INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 28, 2002

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Summary of Prospectus Supplement............................     S-3
About This Prospectus Supplement And Pricing Supplements....     S-5
Risk Factors................................................     S-5
Ratio of Earnings to Fixed Charges..........................     S-7
Selected Financial Data.....................................     S-8
Description of Notes........................................     S-9
  General...................................................     S-9
  Payment of Principal and Interest.........................    S-10
  Redemption at Our Option..................................    S-12
  Repayment at Holder's Option..............................    S-12
  Repayment Upon Death......................................    S-13
  Book-Entry System.........................................    S-16
Certain United States Federal Income Tax Consequences.......    S-19
  United States Holders.....................................    S-19
  Non-U.S. Holders..........................................    S-25
  Backup Withholding........................................    S-26
  Possible European Union Requirements......................    S-27
Supplemental Plan of Distribution...........................    S-27
Legal Opinions..............................................    S-29

                              PROSPECTUS

Summary.....................................................       3
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............       4
Where You Can Find More Information.........................       5
Description of the Company..................................       6
Use of Proceeds.............................................       6
Description of the Debt Securities..........................       6
Description of the Preferred Stock..........................      19
Description of the Depositary Shares........................      21
Description of the Capital Stock............................      24
Description of the Warrants.................................      24
Plan of Distribution........................................      25
Legal Opinions..............................................      26
Experts.....................................................      26

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND THE APPLICABLE PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION AND IF YOU RECEIVE ANY ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

                        SUMMARY OF PROSPECTUS SUPPLEMENT

    You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Unless the context requires otherwise, references in the prospectus supplement to IBM, we, us and our, refer to International Business Machines Corporation.

Issuer...............................  International Business Machines Corporation

Purchasing Agent.....................  ABN AMRO Financial Services, Inc.

Title................................  IBM Notes, which we refer to as the notes.

Amount...............................  Up to $1,000,000,000 aggregate principal amount.

Denomination.........................  We will issue and sell notes in denominations of $1,000 and any integral multiple of $1,000 if such notes are
                                       denominated in U.S. dollars, and such other denominations as is determined from time to time with respect to notes that are denominated in currencies other than U.S. dollars.

Ranking..............................  The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral.

Maturities...........................  The notes will mature one year or more from the date of issue, as specified in the applicable pricing supplement.

Interest.............................  Each note will bear interest from the issue at a fixed rate, which will be zero in the case of a zero-coupon note.

                                       We will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual
                                       interest payment dates and at maturity.

                                       Unless otherwise specified in the applicable pricing
                                       supplement, interest on the notes will be computed on the
                                       basis of a 360-day year of twelve 30-day months.

Principal............................  The principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment.............  Unless otherwise provided in the applicable pricing supplement:

                                       --the notes may not be redeemed by us or repaid at the
                                       option of the holder prior to maturity; and

                                       --the notes will not be subject to any sinking fund.

                                       The pricing supplement relating to any note will indicate
                                       whether the holder of such note will have the right to
                                       require us to repay a note prior to maturity, including upon the death of the owner of such note.

Form of Notes........................  Book entry only. The notes will be represented by one or more global securities deposited with or on behalf of the
                                       Depositary, The Depository Trust Company, and registered in the name of the depositary's nominee. Global notes will be exchangeable for definitive notes only in limited
                                       circumstances. See Description of Notes--Book-Entry System.

Depositary...........................  The Depository Trust Company (DTC).

Trustee..............................  JPMorgan Chase Bank, 450 West 33rd Street, New York, NY
                                       10001, under an Indenture dated October 1, 1993, as
                                       supplemented by a First Supplemental Indenture dated as of
                                       December 15, 1995, as may be supplemented from time to time, which we refer to as the Indenture.

Agents...............................  ABN AMRO Financial Services, Inc., A.G. Edwards & Sons,
                                       Inc., Edward Jones & Co., L.P., Fidelity Capital Markets (a
                                       division of National Financial Services LLC), Merrill Lynch,
                                       Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
                                       Incorporated, Prudential Securities, Salomon Smith Barney
                                       Inc., Charles Schwab & Co., Inc., and UBS PaineWebber Inc.,
                                       as agents of IBM in connection with the offering of the
                                       notes.

Selling Group Members................  Broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements and all other applicable laws and
                                       regulations. You may call 1-800-327-1546 for a list of
                                       selling group members.

                             ABOUT THIS PROSPECTUS
                             SUPPLEMENT AND PRICING
                                  SUPPLEMENTS

    We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our IBM Notes from time to time. The total initial public offering price of notes that may be offered by using this prospectus supplement is $1,000,000,000. That amount may be reduced so as to ensure that the total amount of securities we issue under our shelf registration statement (No. 333-37034) does not exceed the maximum amount of securities registered under that shelf registration statement.

    This prospectus supplement sets forth terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

    Each time we issue notes, we will issue a pricing supplement to supplement this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change any of the information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement and/or prospectus will apply and will supersede that information in this prospectus supplement and/or prospectus respectively.

    We think it is very important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "WHERE YOU CAN FIND MORE INFORMATION" on page 5 of the attached prospectus.

                                  RISK FACTORS

    Your investment in the notes will involve a number of risks. You should consider carefully the following risks before you decide that an investment in the notes is suitable for you. You should also consult with your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

REDEMPTION--IF YOUR NOTES ARE REDEEMABLE AT IBM'S OPTION, WE MAY CHOOSE TO REDEEM THEM.

    If stated in the pricing supplement, we may redeem notes at any time, or after a specific point in time, in accordance with that pricing supplement. For example, we may choose to exercise our ability to redeem notes when prevailing interest rates are relatively low. If your notes are redeemable by us, we will advise you as to how and when we may redeem in the pricing supplement. If we choose to redeem your notes, you will have to consider what you are going to do with the redemption proceeds. If interest rates are lower, you will not be able to invest in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. You ought to consult with a competent professional on related consequences of purchasing redeemable notes before purchasing them.

UNCERTAIN TRADING MARKET--WE CANNOT ASSURE YOU THAT A TRADING MARKET FOR YOUR NOTES WILL EVER DEVELOP OR BE MAINTAINED.

    We cannot assure you that a trading market for your notes will ever develop or be maintained. If liquidity is important to you, this is something you ought to consider before buying the notes. We do not make a market in our notes, and we are not giving any assurances that anyone else will either. Also, there are many factors independent of IBM's name and creditworthiness which can and do affect the trading market for our notes (as well as notes generally), and the market value of any notes you may hold. These factors include, among others:

    - the rate of interest on the notes;

    - the method of calculating the principal and interest for the notes;

    - the time remaining to the maturity of the notes;

    - the outstanding principal amount of the notes and other instruments;

    - the redemption features of the notes;

    - the level, direction and volatility of interest rates generally; and

    - other market factors which we have no knowledge of, and have no control over, but which can influence people's attitudes about us and our notes.

    You should also consider the fact that there may be a limited number of buyers in the market if and when you decide to sell your notes. A lack of buyers will negatively affect the price you may receive for your notes if you decide you want to sell your notes prior to maturity. You may have no ability to sell your notes at all at certain times. In such a case, you will have to retain your notes. Please keep this in mind before you invest in our notes.

SPECIAL CONSIDERATIONS FOR ZERO COUPON NOTES

    Instead of making periodic interest payments on the notes, zero coupon notes provide for a fixed payment amount at maturity. However, you will be required to periodically include, and we will be required to periodically report to the Internal Revenue Service, as interest income to you, the amount of original issue discount (OID) as it accretes over the term of the note, even though we are not concurrently paying you such interest income. This means, in effect, that zero coupon notes produce current taxable income without periodic interest payments. Generally, the amount of OID on a note is the excess of the note's stated redemption price at maturity over its issue price. As a simple example, a zero coupon note may be issued at $750 and provide for payment of $1,000 at maturity. In that scenario, we must report, and you must include as interest income, the $250 of OID as it accretes over the term of the note in advance of your receipt of the additional $250 at maturity.

    As compared to conventional fixed rate notes, holding a zero coupon note may be an attractive option because you do not need to worry about finding an appropriate reinvestment opportunity for the periodic payments of interest that are made on conventional fixed rate notes. Therefore, zero coupon notes may be suitable for you if you wish to match the maturities of your assets with those of your liabilities. However, remember that you will be responsible for paying periodically the taxes imposed on the amount of OID as it accretes over the term of the note, and such amount will be taxable as interest income even though we are not making any periodic payments to you. Moreover, because market prices on zero coupon notes are volatile, you may not find a ready market if you want to sell your zero coupon note prior to maturity, and any such sale might be at a substantial discount. (See "UNCERTAIN TRADING MARKET" above.) Therefore, you should consult with a competent financial advisor before purchasing a zero coupon note.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes (a) amortization of capitalized interest and (b) IBM's share in the income and losses of less than 50% owned affiliates) and fixed charges (excluding capitalized interest) by fixed charges. "Fixed charges" consist of interest expense, capitalized interest and that portion of rental expense deemed to be representative of interest.

                                                                                    YEAR ENDED DECEMBER 31
                                                THREE MONTHS ENDED   ----------------------------------------------------
                                                  MARCH 31, 2002       2001       2000       1999       1998       1997
                                                ------------------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges............         6.1             7.5        7.0        7.0        5.3        5.4

                            SELECTED FINANCIAL DATA

    The following consolidated summary sets forth selected financial data for IBM and its subsidiaries for the three-month period ended March 31, 2002 and each of the years in the five-year period ended December 31, 2001. This summary's historical data is derived from IBM's annual financial statements for the years ended December 31, 1997 through 2001, which are audited, and IBM's interim financial statements for the three-month period ended March 31, 2002, which are unaudited. The following summary should be read in conjunction with the financial information incorporated in this prospectus supplement and accompanying prospectus by reference to other documents. See "WHERE YOU CAN FIND MORE INFORMATION" in the accompanying prospectus.

                                                                          YEAR ENDED DECEMBER 31,
                                       THREE MONTHS ENDED   ----------------------------------------------------
FOR THE PERIOD:                          MARCH 31, 2002       2001       2000       1999       1998       1997
---------------                        ------------------   --------   --------   --------   --------   --------
                                               (DOLLARS IN MILLIONS EXCEPT RATIOS AND PER SHARE AMOUNTS)
Revenue..............................       $18,551         $85,866    $88,396    $87,548    $81,667    $78,508
Net income...........................         1,192           7,723      8,093      7,712      6,328      6,093
  Per share of common stock:
    Basic............................          0.69            4.45       4.58       4.25       3.38       3.09
    Assuming dilution................          0.68            4.35       4.44       4.12       3.29       3.00
Reported net income:.................         1,192           7,723      8,093      7,712         NA         NA
Add: Goodwill amortization net of tax
  effects............................            --             262        436        420         NA         NA
                                            -------         -------    -------    -------    -------    -------
Adjusted net income..................         1,192           7,985*     8,529*     8,132*        NA         NA
Basic earnings per share:
  Reported net income................          0.69            4.45       4.58       4.25         NA         NA
  Goodwill amortization..............            --            0.15       0.25       0.24         NA         NA
                                            -------         -------    -------    -------    -------    -------
  Adjusted basic earnings per
    share............................          0.69            4.60*      4.83*      4.49*        NA         NA
Diluted earnings per share:
  Reported net income................          0.68            4.35       4.44       4.12         NA         NA
  Goodwill amortization..............            --            0.15       0.24       0.22         NA         NA
                                            -------         -------    -------    -------    -------    -------
  Adjusted diluted earnings per
    share............................          0.68            4.50*      4.68*      4.34*        NA         NA
Cash dividends paid on common
  stock..............................           241             956        909        859        814        763
  Per share of common stock..........          0.14            0.55       0.51       0.47       0.43     0.3875
Investment in plant, rental machines
  and other property.................         1,373           5,660      5,616      5,959      6,520      6,793
Return on stockholders' equity.......          32.3%           35.1%      39.7%      39.0%      32.6%      29.7%

AT END OF PERIOD:
-------------------------------------
Total assets.........................       $83,056         $88,313    $88,349    $87,495    $86,100    $81,499
Net investment in plant, rental
  machines and other property........        16,629          16,504     16,714     17,590     19,631     18,347
Working capital......................         7,301           7,342      7,474      3,577      5,533      6,911
Total debt...........................        24,908          27,151     28,576     28,354     29,413     26,926
Stockholders' equity.................        23,051          23,614     20,624     20,511     19,433     19,816

* These amounts have been adjusted to exclude goodwill amortization, which is no longer recorded under Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." In July 2001, the Financial Accounting Standards Board issued SFAS No. 142. This standard eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of indefinite life intangible assets. The new rule also prohibits the amortization of goodwill associated with business combinations that close after June 30, 2001. An initial impairment test of goodwill must be performed in 2002 as of January 1, 2002. The company completed this initial transition impairment test and determined that its goodwill is not impaired.

"NA" means "Not Adjusted."

                              DESCRIPTION OF NOTES

    The notes we are offering by this prospectus supplement constitute a series of senior debt securities for purposes of our Indenture. The notes will rank "parri passu", or with the same rights and privileges as other senior debt securities we issue under the Indenture. For a description of the Indenture and the rights of the holders of debt securities under the Indenture, including the notes, see--DESCRIPTION OF THE DEBT SECURITIES in the accompanying prospectus.

    The following description of the terms and conditions of the notes supplements, and to the extent inconsistent with, replaces the description of the general terms of the debt securities described in the accompanying prospectus. The terms and conditions described in this section will apply to each note unless the applicable pricing supplement states otherwise.

GENERAL

    The notes will be senior notes, ranking equally with all of our other senior unsecured debt. We will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, except as specified in Book-Entry System. For more information on certificated and global securities, see BOOK-ENTRY SYSTEM.

    We may offer from time to time up to $1,000,000,000 aggregate principal amount of notes on terms determined at the time of sale. The notes will mature one year or more from the date of issue, as determined by the initial purchaser and agreed to by us.

    In addition to conventional fixed rate notes, we may also issue original issue discount notes, including zero-coupon notes, which are notes issued at a discount from the principal amount payable at the maturity date. A discount note may not have any periodic interest payments. For discount notes, interest normally accrues during the life of the note, and is paid at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of a discount note, the amount payable will be determined as set forth under "REDEMPTION AT OUR OPTION". Normally, this amount is less than the amount payable at the maturity date. For additional information regarding payments upon the acceleration of the maturity of an original issue discount note, and regarding the United States federal income tax consequences of original issue discount notes, see--PAYMENT OF PRINCIPAL AND INTEREST and CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--UNITED STATES HOLDERS--ORIGINAL ISSUE DISCOUNT. Original issue discount notes will be treated as original issue discount securities for purposes of the Indenture.

    The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Department of JPMorgan Chase Bank, the trustee under the Indenture, in The City of New York. The transfer or exchange of global securities will be effected as specified in BOOK-ENTRY SYSTEM.

    Except as described in the Description of the Debt Securities in the accompanying prospectus, the Indenture does not limit our ability to incur unsecured debt. In addition, the Indenture does not contain any provision that would protect holders of the notes in the event of a transaction that may adversely affect our creditworthiness.

    As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

PAYMENT OF PRINCIPAL AND INTEREST

    Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in immediately available funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global securities will be paid in immediately available funds to the depositary or its nominee. See BOOK-ENTRY SYSTEM. Payments of interest, if any, with respect to any certificated notes other than amounts payable at maturity, will be paid to the person or entity entitled to the payments as it appears in the security register. With original issue discount notes, no periodic interest payments are made.

    Unless the applicable pricing supplement states otherwise:

    - if we redeem any original issue discount note as described under REDEMPTION AT OUR OPTION,

    - if we repay any original issue discount note at the option of the holder as described under REPAYMENT AT HOLDER'S OPTION and REPAYMENT UPON DEATH, or

    - if the principal of any original issue discount note is declared to be due and payable immediately as described in the accompanying prospectus under DESCRIPTION OF THE DEBT SECURITIES--EVENTS OF DEFAULT, NOTICE AND WAIVER,

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of:

    - the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus

    - the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable.

    This accrual will be calculated using the interest method, computed in accordance with generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

    Each note will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange, from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless the applicable pricing supplement states otherwise, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Unless otherwise specified in a pricing supplement, the interest payment dates for a note, other than a zero-coupon note, will be as follows:

INTEREST PAYMENTS                INTEREST PAYMENT DATES
-----------------                ------------------------------------------------------------
Monthly........................  Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.

Quarterly......................  Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.

Semi-annual....................  Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.

Annual.........................  Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in
                                 which the note is issued.

    The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day.

    The interest rates on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes issued in any single transaction. Although we may change the interest rates and other variable terms of the notes we issue from time to time, no change will affect any note we have already issued, or as to which we have accepted an offer to purchase.

REDEMPTION AT OUR OPTION

    Unless the applicable pricing supplement states otherwise, we may not redeem the notes prior to maturity and the notes will not be subject to any sinking fund. If, however, the applicable pricing supplement provides that we may redeem the notes prior to maturity, it will also specify the redemption dates and prices, or a method for determining such dates and prices. Unless otherwise stated in the pricing supplement, notes may be redeemed in whole or in part from time to time only upon not less than 30 nor more than 60 days' notice.

    No interest will accrue or be paid to a noteholder for any period after the date a note has been redeemed.

    If a note is an original issue discount (OID) note, unless otherwise provided in the pricing supplement, the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an original issue discount note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of a discount note exceed its principal amount.

    We may at any time, and in our sole discretion, purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

REPAYMENT AT HOLDER'S OPTION

    Unless we otherwise provide in the applicable pricing supplement, the notes are not repayable at the option of the holder prior to the maturity date. If the pricing supplement states that your note is repayable at your option prior to its maturity date, we will require receipt of notice of the request for prepayment at least 30 but not more than 60 days prior to the date or dates for such repayment, as specified in the pricing supplement. We also must receive a completed form entitled "Option to Elect Repayment" or such other documentation as we have described in a pricing supplement relating to the note. Exercise of the repayment option by the holder of a note is irrevocable. The Depositary's nominee is considered the holder of the notes and therefore will be the only entity that can exercise the right to repayment. See BOOK-ENTRY SYSTEM.

    To ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify the Depositary of its desire to exercise that right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to the Depositary. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among the parties concerned and any applicable statutory or regulatory requirements. The actual repayment normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the repayment price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of repayment, or at a price equal to the amortized face amount for original issue discount notes and zero coupon notes on the date of such repayment.

REPAYMENT UPON DEATH

    The pricing supplement relating to a note will indicate whether the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the owner of the note as described below (the "Survivor's Option"). See the applicable pricing supplement to determine whether the Survivor's Option applies to any particular note.

    Pursuant to the exercise of the Survivor's Option, if applicable, we will, at our option, either repay or purchase any note (or portion thereof) properly tendered for repayment by or on behalf of the person (the "Representative") that has authority to act on behalf of the deceased owner of the beneficial interest in the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in the note, plus accrued interest to the date of such repayment (or at a price equal to the Amortized Face Amount for Original Issue Discount Notes and Zero-Coupon Notes on the date of such repayment), SUBJECT TO THE FOLLOWING
LIMITATIONS:

    - The Survivor's Option may not be exercised until 12 months following the date of issue of the applicable note.

    - Repayments under the Survivor's Option will be made only on the first June 15 or December 15 that occurs 20 or more calendar days following the acceptance of all documentation described herein.

    - We may, in our sole discretion, limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any calendar year (the "Annual Put Limitation") to one percent (1%) of the outstanding aggregate principal amount of the notes as of the end of the most recent fiscal year, but not less than $1,000,000 in any such calendar year, or such greater amount as IBM in its sole discretion, may determine for any calendar year.

    - We also may limit to $200,000, or such greater amount as we in our sole discretion, may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which the exercise of the Survivor's Option will be accepted in a calendar year with respect to any individual deceased owner of a beneficial interest in the notes (the "Individual Put Limitation").

    - We will not make principal repayments or purchases pursuant to exercise of the Survivor's Option in amounts that are less than $1,000, or are not integral multiples of $1,000, and, in the event that the Annual Put Limitation or the Individual Put Limitation described in the preceding sentence would result in the partial repayment or purchase of any note, the principal amount of such note remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of the notes). Any note (or portion thereof) tendered pursuant to exercise of the Survivor's Option is irrevocable and may not be withdrawn.

    Each note (or portion of a note) that is tendered pursuant to a valid exercise of the

Survivor's Option will be accepted sequentially; i.e., in the order all the notes are tendered, except for any note (or portion of a note) the acceptance of which would contravene (i) the Annual Put Limitation or (ii) the Individual Put Limitation with respect to the relevant individual deceased owner of a beneficial interest in a note. If, as of the end of any calendar year, the aggregate principal amount of notes (or portions of a note) that have been accepted pursuant to exercise of the Survivor's Option during such year has not exceeded the Annual Put Limitation for the year, any exercise(s) of the Survivor's Option with respect to notes (or portions of a note) not accepted during the calendar year because acceptance would have contravened the Individual Put Limitation with respect to an individual deceased owner of a beneficial interest in a note will be accepted in the order all notes (or portions of a note) were tendered, to the extent that any such exercise would not trigger the Annual Put Limitation for the calendar year. Subject to the limitations provided herein, any note (or portion of a note) accepted for repayment pursuant to exercise of the Survivor's Option will be repaid on the first June 15 or December 15 that occurs 20 or more calendar days after the date of acceptance of all required materials. Each note (or any portion of a note) tendered for repayment that is not accepted in any calendar year due to the Annual Put Limitation, including notes that exceeded the Individual Put Limitation, will be deemed to be tendered in the following calendar year in the order in which all notes (or portions of a note) were originally tendered. Notes (or portions of notes) not accepted in a prior year because of the Annual and Individual Put Limitations will be given precedence over Notes tendered to the Company in the following year.

    In the event that a note (or any portion of a note) tendered for repayment pursuant to a valid exercise of the Survivor's Option is not accepted, the Trustee will deliver a notice by first-class mail to the registered holder at the last known address as indicated in each agent's note register, that states the reason why the note (or portion of a note) has not been accepted for payment.

    Subject to the foregoing, in order for a Survivor's Option to be validly exercised with respect to any note (or portion thereof), the Trustee must receive from the Representative of the deceased owner:

    (1) an original written request for repayment signed by the Representative; the signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office or correspondent in the United States,

    (2)  tender of the note (or portion of the note) to be repaid,

    (3) appropriate evidence satisfactory to the Trustee that: (a) the Representative has authority to act on behalf of the deceased beneficial owner,
(b) the death of the beneficial owner has in fact occurred (i.e., an original death certificate must be tendered) and (c) the deceased was the owner of a valid beneficial interest in the note at the time of death (i.e., a verified brokerage account statement),

    (4)  if applicable, a properly executed assignment or endorsement,

    (5) if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased's ownership of a beneficial interest in the note, and

    (6) such other items as the Trustee may request following receipt and review of items (1) through (5) above.

    Subject to our right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor's Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties. In making any such determinations, the Trustee may elect, in the exercise of its own discretion, to consult with competent Company personnel and seek advice, but it is in no way obligated to do so. The Trustee is entitled to conclusively rely on any advice of the Company which the Trustee follows in connection with determining any of the matters described herein.

    The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder's interest in the note so held by tenancy in common; except that in the event a note is held by a husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interests in the note during his or her lifetime.

    In the case of repayment pursuant to the exercise of the Survivor's Option, for notes represented by the Master Note, the Depositary or its nominee will be the holder of the note and will be the only entity that can exercise the Survivor's Option for the note. To obtain repayment pursuant to exercise of the Survivor's Option with respect to the note, the Representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

    (1) the documents described in clauses (1) and (3) of the third preceding paragraph, and

    (2) instructions to such broker or other entity to notify the Depositary of the Representative's desire to obtain repayment pursuant to exercise of the Survivor's Option.

    Such broker or other entity will provide to the Trustee:

    (1) the documents received from the Representative referred to in clause (1) of the preceding paragraph,

    (2) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner,

    (3) a detailed description of the note, including CUSIP, principal amount, coupon rate, if any, and maturity date, and

    (4)  the deceased's social security number.

    The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the Survivor's Option to the appropriate Representative. See BOOK-ENTRY SYSTEM.

    A Representative may obtain the information and forms used to exercise the

Survivor's Option from JPMorgan Chase Bank, our Trustee, at 450 West 33rd Street, 15th Floor, New York, New York 10001, or by calling Institutional Trust Services at (212) 946-7135, during normal business hours.

BOOK-ENTRY SYSTEM

    All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue one or more Master Note Certificates which represent Global notes in registered form (each, a "Global Note"). Each Global Note is held through THE DEPOSITORY TRUST COMPANY ("DTC"), as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note is represented by a beneficial interest in that Global Note. Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes. Each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that the Depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to the Depositary within 60 calendar days, or (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Note representing the notes.

    The following is based on information furnished by DTC: DTC will act as securities depository for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of any note exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC. Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued. To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy). We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant. We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes. The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED NOTES

    If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the Trustee or at the office of any transfer agent designated and maintained by us for specific notes. JPMorgan Chase Bank has initially been appointed to act in those capacities for the notes. The Trustee or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax, duty, impost or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We may also designate additional transfer agents for any notes at any time. We will not be required to (i) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; or (ii) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part. We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

    This section summarizes certain United States federal income tax consequences of the purchase, ownership and disposition of the notes.

    It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretations. It deals only with notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities who elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other entities classified as partnerships for U.S. federal tax purposes, persons subject to the alternative minimum tax, persons that own, or are deemed to own 10% or more of the stock of IBM, persons holding notes as a hedge against currency risks or as a position in a straddle for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). It also does not deal with state, local or foreign law. Moreover, we have not requested a ruling from the IRS on the consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF THE NOTES.

    As used herein, the term U.S. Holder means a beneficial owner of a note that is for United States federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

    - an estate or trust whose income is subject to United States federal income tax regardless of its source.

    As used herein, the term non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder and is not a partnership.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that any partner of a partnership holding notes consult its tax advisor.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

    Payments of interest on a note, other than interest on an Original Issue Discount note that is not qualified stated interest, each as defined below, generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting.

ORIGINAL ISSUE DISCOUNT

    The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (Original Issue Discount notes). The following summary is based upon final Treasury regulations (the OID Regulations) released by the Internal Revenue Service (IRS) under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the Code).

    For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a DE MINIMIS amount. This amount is generally 1/4 of 1% of the note's stated redemption price at maturity multiplied either by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment prior to maturity of any amount other than qualified stated interest, as defined below, multiplied by the weighted average maturity of such note. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold, ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than qualified stated interest payments. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually over the entire term of the note at a single fixed rate or in certain cases, one or more floating rates that appropriately take into account the length of the interval between stated interest payments.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of an Original Issue Discount note having a maturity of more than one year from its date of issue must include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount note. The daily portion of original issue discount on any Original Issue Discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The OID Regulations contain certain rules that generally allow any reasonable method to be used in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of original issue discount allocable to the final accrual period equal the excess of the amount payable at the maturity of the Original Issue Discount note (other than any payment of qualified stated interest) over the Original Issue Discount note's adjusted issue price as of the beginning of such final accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

    - the product of the Original Issue Discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

    - the amount of any qualified stated interest payments allocable to such accrual period.

    The adjusted issue price of an Original Issue Discount note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    If (1) a portion of the initial purchase price of a note is attributable to interest that accrued prior to the note's issue date (pre-issuance accrued interest), (2) the first stated interest payment on the note is to be made within one year of the note's issue date and (3) such payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

ACQUISITION PREMIUM

    A U.S. Holder who purchases an Original Issue Discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount note for any taxable year or portion thereof in which the U.S. Holder holds the Original Issue Discount note, will be reduced, but not below zero, by the portion of the acquisition premium properly allocable, on a constant yield basis, to the period.

OPTIONAL REDEMPTION

    In the case of certain notes, we may have a call option to redeem the notes prior to their stated maturity, or the holders of the notes may have a put option to receive repayment prior to maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. For purposes of accruing original issue discount, a call option exercisable by us or a put option exercisable by a holder will be presumed to be exercised if, by utilizing any date on which the note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the note (the redemption price) as its stated redemption price at maturity, the yield on the note is:

    - in the case of a call option exercisable by us, lower than its yield to maturity in the absence of the exercise of such option, or

    - in the case of a put option exercisable by a holder, greater than its yield to maturity in the absence of the exercise of such option.

    If such an option is not in fact exercised when presumed to be, the note will be treated, solely for purposes of accruing original issue discount, as if it were redeemed, and a new note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    U.S. Holders may generally, upon election, include in income all interest, including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election applies only to the note for which it is made and cannot be revoked without the consent of the IRS. A U.S. Holder considering such an election should consult a tax advisor.

INFORMATION REPORTING

    Because the notes will constitute publicly offered debt instruments as defined by the OID Regulations, we are required to report to the IRS on Form 8281, within 30 days after the issue date, certain information relating to original issue discount with respect to each such issue. We will report annually to the IRS and to each holder of record the amount of original issue discount includable in the gross income of a Holder of notes for each calendar year determined without regard to any acquisition premium paid by any holder, except certain exempt holders, including corporations. Additional information reporting requirements are discussed below under BACKUP WITHHOLDING.

SHORT-TERM NOTES

    In the case of notes that have a fixed maturity of one year or less (Short-Term notes) no interest will be qualified stated interest. The amount of original issue discount is calculated in the same manner as described above, taking this rule into account. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, you are taxed when you actually receive payments, and any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon such election, under the constant yield method based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method, based on daily compounding.

MARKET DISCOUNT

    If a U.S. Holder purchases a note, other than an Original Issue Discount note, at original issue for an amount that is less than its issue price or, in the case of a subsequent purchaser, its stated redemption price at maturity or, in the case of an Original Issue Discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a market discount, unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment or, in the case of an Original Issue Discount note, any payment that does not constitute qualified stated interest on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

    - the amount of such payment or realized gain, or

    - the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.

    Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects (as described below) to accrue market discount on a constant yield basis.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or constant yield basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

PREMIUM

    If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with amortizable bond premium equal in amount to such excess. In the case of a note that may be optionally redeemed prior to maturity, however, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the redemption date) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder's yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applicable redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder's adjusted acquisition price, which is an amount equal to the holder's basis in the debt instrument (as determined under Treasury regulations governing amortizable bond premium), less the sum of:

    - any amortizable bond premium allocable to prior accrual periods and

    - any payments previously made on the note other than payments of qualified stated interest.

    The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

    A U.S. Holder must make an election to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the holder's total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

DISPOSITION OF A NOTE

    Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and such U.S. Holder's adjusted tax basis in the note. However, if a U.S. Holder sells its note between interest payment dates, the portion of the amount received that reflects accrued but unpaid interest will be treated as ordinary interest income and not as sale proceeds. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income and accrued market discount, if any, if the U.S. Holder has included such market discount in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than the applicable holding period. Non-corporate taxpayers are generally subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

INTEGRATION OF NOTES WITH HEDGES

    The OID Regulations generally provide that, if a Holder of a note hedges the note with a financial instrument and the combined cash flows under the note and the financial instrument are substantially equivalent to the cash flows on a fixed or variable rate debt instrument, the note and the financial instrument may be taxed as an integrated transaction by treating the positions as a synthetic debt instrument. Such treatment applies if the taxpayer identifies the positions as part of an integrated transaction on its books and records and certain other requirements are satisfied. In addition, the IRS can require the positions to be taxed as an integrated transaction under certain circumstances. U.S. Holders should consult their tax advisors regarding the possible application of these rules to the notes.

NON-U.S. HOLDERS

    Subject to the discussion below under BACKUP WITHHOLDING, a non-U.S. Holder will generally not be subject to United States withholding taxes on payments of principal, premium, if any, or interest, including original issue discount, if any, on a note, unless such non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related to us through stock ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. However, to qualify for the exemption from withholding, the non-U.S. Holder must meet one of the following requirements.

    - It provides a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which it holds its notes. The
      Form W-8BEN contains the non-U.S. Holder's name, address and a statement that it is the beneficial owner of the notes and that it is not a U.S. Holder,

    - It holds its notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that the non-U.S. Holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures, or

    - It is entitled to an exemption from withholding tax or interest under a tax treaty between the U.S. and its country of residence. To claim this exemption, the non-U.S. Holder must generally complete Form W-8BEN and fill out Part II of the form to state its claim for treaty benefits. In some cases, the non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

    Even if the non-U.S. Holder meets one of the above requirements, interest paid to it will be subject to withholding tax under any of the following circumstances:

    - The withholding agent or an intermediary knows or has reason to know that the non-U.S. Holder is not entitled to an exemption from withholding tax. Specific rules apply for this test.

    - The IRS notifies the withholding agent that information that the non-U.S. Holder or an intermediary provided concerning the non-U.S. Holder's status is false.

    - An intermediary through which the non-U.S. Holder holds the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of the non-U.S. Holder's Form W-8BEN (or other documentary information concerning the non-U.S. Holder's status) to the withholding agent for the notes. However if the non-U.S. Holder holds its notes through a qualified intermediary--or if there is a qualified intermediary in the chain of title between the non-U.S. Holder and the withholding agent for the notes--the qualified intermediary will not generally forward this information to the withholding agent.

    Interest payments made to a non-U.S. Holder will generally be reported to the IRS and to the non-U.S. Holder on Form 1042-S. However, this reporting does not apply to the non-U.S. Holder if one of the following conditions applies:

    - It holds its notes directly through a qualified intermediary and the applicable procedures are complied with.

    - It files Form W-8ECI.

    The rules regarding withholding are complex and vary depending on a non-U.S. Holder's individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. Holders of notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that a non-U.S. Holder consult its tax advisor regarding the specific methods for satisfying these requirements.

    Notwithstanding the foregoing, a non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income that is effectively connected with a U.S. trade or business of the non-U.S. Holder, except to the extent that an applicable tax treaty provides otherwise. Under certain circumstances, effectively connected interest income of a corporate non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Even though effectively connected interest income is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if it is not exempt from U.S. tax under a tax treaty and the non-U.S. Holder properly completes IRS Form W-8ECI.

    Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided none of the following apply: (1) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder; (2) the non-U.S. Holder is an individual, it is present in the U.S. for at least 183 days during the year in which it disposes of the note, and certain other conditions are satisfied; or (3) the gain represents accrued interest or original issue discount, in which case the rules for interest would apply.

    The notes will not be includable in the estate of a non-U.S. Holder unless at the time of death such individual actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States federal income tax at a rate of up to 31% may apply to payments made in respect of the notes to registered owners who are not exempt recipients and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Information concerning payments made in respect of the notes must be reported to the IRS and to the registered owner on IRS Form 1099, unless the registered owner is an exempt recipient or establishes an exemption. In the case of the non-U.S. Holders, compliance with the procedures required to qualify for an exemption from United Sates withholding taxes, as described in the preceding section, would also establish an exemption from backup withholding and from such reporting of information. However, this exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the non-U.S. Holder should be subject to the usual information reporting and backup withholding rules. In addition, as described above, interest payments made to a non-U.S. Holder may be reported to the IRS on Form 1042-S.

    In addition, upon the sale of a note to or through a United States broker or a broker with certain connections to the United States, the broker must withhold up to 31% of the entire purchase price, unless either:

    - the broker determines that the seller is a corporation or other exempt recipient or

    - the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder and certain other conditions are met.

    Such a sale must also be reported by the broker to the IRS, unless either:

    - the broker determines that the seller is an exempt recipient or

    - the seller certifies its non-U.S. status and certain other conditions are met.

    Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

POSSIBLE EUROPEAN UNION REQUIREMENTS

    The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that, if interest or other similar income is paid by a person within the jurisdiction of one member state to an individual resident in another member state, the former member state will be required to provide the latter member state with information concerning such payment. However, certain member states would be permitted to elect not to provide such information but instead to impose withholding tax on such payments for a transitional period of time.

    The European Union has not yet made a decision to adopt these requirements. Even if it does so, it is not clear what the effective date will be. We advise holders of notes to consult their tax advisors about the possible implications of these requirements.

                              SUPPLEMENTAL PLAN OF
                                  DISTRIBUTION

    Under the terms of the Selling Agent Agreement, dated as of June 28, 2002, the notes are offered from time to time by us through ABN AMRO Financial Services, Inc., A.G. Edwards & Sons, Inc., Edward Jones & Co., L.P., Fidelity Capital Markets (a division of National Financial Services LLC), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities, Salomon Smith Barney Inc., Charles Schwab & Co., Inc., and UBS PaineWebber Inc., as agents thereunder. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit offers to purchase notes on terms substantially identical to those contained in the Agency Agreement. In addition, under certain circumstances we may sell notes directly on our own behalf to investors without the assistance of agents. The agents will not be entitled to any discounts or commissions for sales we make directly to investors without their assistance.

    We will pay the agents, through ABN AMRO Financial Services, Inc., a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. The commission will range from .20% to 2.50% of the principal amount for each note sold, depending upon the maturity of the note. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

    Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the concession applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

    In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from us. And, if with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the discount received by such agent from the purchasing agent. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

    Each agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

    No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See BOOK-ENTRY SYSTEM in this prospectus supplement.

    In connection with an offering of the notes, the rules of the SEC permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e. if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

    Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with ABN AMRO Financial
Services, Inc., as purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-800-327-1546 for a list of selling group members.

    The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

    Opinions regarding the validity of the notes being offered will be issued for us by Stuart S. Moskowitz, Senior Counsel of the Company, and for the agents by Davis Polk & Wardwell, New York, New York. Mr. Moskowitz owns, has options to purchase and has other interests in shares of common stock of IBM.

    In the opinions described above, assumptions will be made regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters which may affect the validity of those notes but which cannot be ascertained on the date of the relevant opinion.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                NEW ORCHARD ROAD
                             ARMONK, NEW YORK 10504
                                 (914) 499-1900

                                $12,107,437,190
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

                               ------------------

               WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES
                       IN SUPPLEMENTS TO THIS PROSPECTUS.

          YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY
                               BEFORE YOU INVEST.

                            ------------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June 20, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      3
Ratios of Earnings to Fixed Charges and Earnings to Combined
 Fixed Charges and Preferred Stock Dividends................      4
Where You Can find More Information.........................      5
Description of The Company..................................      6
Use of Proceeds.............................................      6
Description of The Debt Securities..........................      6
Description of the Preferred Stock..........................     19
Description of the Depositary Shares........................     21
Description of the Capital Stock............................     24
Description of the Warrants.................................     24
Plan of Distribution........................................     25
Legal Opinions..............................................     26
Experts.....................................................     26

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-37034) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $12,107,437,190 of any of the following securities, either separately or in units: DEBT, PREFERRED STOCK, DEPOSITARY SHARES, CAPITAL STOCK AND WARRANTS. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

    We may offer unsecured general obligations of our company, which may be senior or subordinate. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the subordinated debt securities. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

    The senior debt securities will be issued under an indenture between us and The Chase Manhattan Bank, as the trustee. The subordinated debt securities will be issued under an indenture between us and the trustee we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement and our recent periodic and current reports that we file with the SEC.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT
  SECURITIES

    Neither indenture limits the amount of debt that we may issue. In addition, neither indenture provides holders any protection should there be a recapitalization or restructuring involving our company.

    The indentures allow us to merge or consolidate with another company, or to sell all or most of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

    The indentures provide that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations or your rights concerning that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indenture relating to the senior debt securities by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

    EVENTS OF DEFAULT. Each indenture provides that the following are events of default:

    - If we do not pay interest for 30 days after its due date.

    - If we do not pay principal or premium when due.

    - If we do not make any sinking fund payment for 30 days after its due date.

    - If we continue to breach a covenant for 90 days after notice.

    - If we enter bankruptcy or become insolvent.

    If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured indebtedness and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior indebtedness. In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the subsidiaries' assets and earnings over the claims of our creditors, including holders of the subordinated debt securities. The subordinated debt securities, therefore, will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.

    The indenture relating to the subordinated debt securities does not provide holders any protection in the event of a highly leveraged transaction.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

CAPITAL STOCK

    We may issue our capital stock, par value $0.20 per share. Holders of capital stock are entitled to receive dividends if and when those dividends are declared by our Board of Directors, subject to rights of preferred stockholders. Each holder of capital stock is entitled to one vote per share. The holders of capital stock have no preemptive rights or cumulative voting rights.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. We may issue warrants independently or together with other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                  THREE
                                 MONTHS
                                  ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                           -------------------   ----------------------------------------------------
                             2000       1999       1999       1998       1997       1996       1995
                           --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to
  fixed charges..........    5.71       5.37       7.0        5.3        5.4        5.3        5.0
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends..............    5.63       5.29       6.9        5.3        5.4        5.3        4.9

    We compute the ratio of earnings to fixed charges by dividing earnings, which includes income before taxes and fixed charges, by fixed charges. This calculation excludes the effects of accounting changes which have been made over time. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock. For purposes of calculating this ratio, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on our effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and a portion of rentals determined to be representative of interest.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

    i.  Annual Report on Form 10-K for the year ended December 31, 1999;

    ii.  Quarterly report on Form 10-Q for the quarter ended March 31, 2000; and

    iii. Current Reports on Form 8-K, filed on January 20, 2000, April 13, 2000, April 19, 2000 and May 5, 2000.

    We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

        EquiServe, the First Chicago Trust Division
        Mail Suite 4688
        P.O. Box 2530
        Jersey City, New Jersey 07303-2530
        (201) 324-0405

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                           DESCRIPTION OF THE COMPANY

    We were originally incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R). C-T-R was a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co., and The International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation, also known more simply as IBM.

    We use advanced information technology to provide customer solutions. We operate primarily in a single industry using several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing.

    Organizationally, our major operations comprise three hardware products segments--Technology, Personal Systems and Enterprise Systems; a Global Services segment; a Software segment; a Global Financing segment and an Enterprise Investment segment. The segments are determined based on several factors, including customer base, homogeneity of products, technology and delivery channels.

    We offer our products through our global sales and distribution organization. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/ Africa, and Asia Pacific) and a specialized and global industry focus. In addition, this organization includes a global sales and distribution effort devoted exclusively to small and medium businesses. We also offer our products through a variety of third party distributors and resellers, as well as through our on-line channels.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of October 1, 1993, as supplemented on December 15, 1995, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the entire indentures are exhibits to the registration statement of which this prospectus is a part. Section references below are to the section in the applicable indenture. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the aggregate principal amount of the debt securities;

    - the maturity date or dates, or the method of determining the maturity dates;

    - the interest rate or rates, or the method of determining those rates;

    - the interest payment dates and, for debt securities in registered form, the regular record dates;

    - the places where payments may be made;

    - any mandatory or optional redemption provisions;

    - any sinking fund or analogous provisions;

    - any conversion or exchange provisions;

    - any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

    - the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

    - any deletions of, or changes or additions to, the events of default or covenants;

    - if other than U.S. dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    - the method of determining the amount of any payments on the debt securities which are linked to an index;

    - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    - any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

    - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

    - any other specific terms of the debt securities.

    (Sections 202 and 301)

    Unless we otherwise specify in the prospectus supplement:

    - the debt securities will be registered debt securities;

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000; and

    - bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000.

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 401)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

    The designated security registrar in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon relating to that interest payment. That interest payment will be made only to the holder of the coupon when due.

    In the event of any redemption in part of any series of debt securities, we will not be required to:

    - issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

        - the day of mailing of the relevant notice of redemption (if debt securities of the series are issuable only in registered form), and

        - the day of the first publication of the relevant notice of redemption (if the debt securities of the series are issuable in bearer form) or,

        - the day of mailing of the relevant notice of redemption (if the debt securities of the series are issuable in bearer and registered form) and there is no publication;

    - register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

    - exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption.

    (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Sections 406 and
410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

    Our paying agent in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. If and when we issue subordinated debt securities, we'll designate the paying agent for those subordinated debt securities in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and can be in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

    Other than for payments, we can treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we can rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Clearstream Banking, societe anonyme (Clearstream, Luxembourg). (Section 411)

    Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

TEMPORARY GLOBAL SECURITIES

    All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euroclear and Clearstream for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

    On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or a combination of these, as will be specified in the prospectus supplement.

    No bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States. (Sections 402 and 403)

    Interest on a temporary global security will be paid to Euroclear and/or Clearstream for the portion held for its account only after a certificate is delivered to the trustee stating that the portion:

    - is not beneficially owned by a United States person;

    - has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

    - if a beneficial interest has been acquired by a United States person, that:

        - such person is a financial institution (as defined in the Internal Revenue Code), purchasing for its own account or has acquired the debt security through a financial institution; and

        - that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder, and that it did not purchase for resale inside the United States.

    The certificate must be based on statements provided by the beneficial owners of interests in the temporary global security. Each of Euroclear and Clearstream will credit the interest received by it to the accounts of the beneficial owners of the debt security, or to other accounts as they may direct. (Section 403)

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section
404)

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

    The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

    Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws impair the ability to purchase or transfer book-entry securities. We must comply with the law.

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

PRACTICAL IMPLICATIONS OF HOLDING DEBT SECURITIES IN STREET NAME

    Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you really ought to check with your own institution to find out:

    - How it handles securities payments and notices;

    - Whether it imposes additional fees or charges;

    - How it would handle voting and related issues if ever required;

    - How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests; and

    - Whether and how it would react on other matters which are important to persons who hold debt securities in "street name".

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

    Each indenture contains a provision that permits us to elect:

    1. to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

    2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

        a.  the limitations on mergers, consolidations and sale of assets,

        b. the limitations on sale and leaseback transactions under the senior indenture, and

        c.  the limitations on secured indebtedness under the senior indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately.

    The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 602 and 613)

    Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

    - we fail to pay interest on any debt security of the series for 30 days when due;

    - we fail to pay the principal or any premium on any debt securities of the series when due;

    - we fail to make any sinking fund payment for 30 days when due;

    - we fail to perform any other covenant in the debt securities of the series or in the applicable indenture relating to debt securities of that series for 90 days after being given notice; and

    - we enter into bankruptcy or become insolvent.

    An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

    Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

    Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

    Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1106)

    Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

MODIFICATION OF THE INDENTURES

    Together with the trustee, we may modify the indentures without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect. (Section 1001)

    Together with the trustee, we may also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any) or rate of interest on any debt security;

    - change any place of payment or the currency in which any debt security is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - adversely affect the terms of any conversion right;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

    - change any of our obligations for any outstanding series of debt securities to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

    - change the provisions in the indenture that relate to its modification or amendment.

    (Section 1002)

MEETINGS

    The indentures contain provisions for convening meetings of the holders of debt securities of a series. (Section 1401)

    A meeting may be called at any time by the trustee, upon request by us or upon request by the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

    Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the

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adjourned meeting, the meeting may be further adjourned for not less than 10 days.

    Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent.

    In addition, if the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. (Section
1404)

NOTICES TO HOLDERS

    In most instances, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. Notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

TITLE

    Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

REPLACEMENT OF SECURITIES AND COUPONS

    We think it's very important for you to keep your securities safe. If you don't, you'll have to follow these procedures. We'll replace debt securities or coupons that have been mutilated, but you'll have to pay for the replacement, and you'll have to surrender the mutilated debt security or coupon to the security registrar first. Debt securities or coupons that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar think is good. In the case of a destroyed, lost or stolen debt security or coupon, we may also require you, as the holder of the debt security or coupon, to indemnify the security registrar and us before we'll go about issuing any replacement debt security or coupon. (Section 405)

GOVERNING LAW

    The indentures, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York.

OUR RELATIONSHIP WITH THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

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COVENANTS IN THE SENIOR INDENTURE

    COVENANTS ARE PROMISES. We must keep our promises or we could be placed in default.

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. We may, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person provided that:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

    - immediately after giving effect to the transaction, there is no default under the applicable indenture. (Section 901)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 902)

    LIMITATION ON SECURED INDEBTEDNESS. Neither we nor any Restricted Subsidiary will create, assume, incur or guarantee any Secured Indebtedness without securing the senior debt securities equally and ratably with, or prior to, that Secured Indebtedness, unless the sum of the following amounts would not exceed 10% of Consolidated Net Tangible Assets:

    - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with, and

    - the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions entered into after July 15, 1985.

    You should note that we don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary. (Section 1104)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any Restricted Subsidiary will enter into any lease longer than three years covering any of our Principal Property or any Restricted Subsidiary that is sold to any other person in connection with that lease unless either:

    1. the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

        - the discounted present value of all net rentals payable under all these leases entered into after July 15, 1985; and

        - the total amount of all Secured Indebtedness that the senior debt securities are not secured equally and ratably with.

    We don't include in this calculation any leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

    or

    2. an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our long-term debt or the debt of a Restricted Subsidiary:

        - the net proceeds to us or a Restricted Subsidiary from the sale; and

        - the discounted present value of all net rentals payable under the lease.

    Amounts applied to debt which is subordinated to the senior debt securities or which is owing to us or a Restricted Subsidiary will not be included in this calculation. (Section 1105)

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    We think it's important for you to be aware that this limitation on sale and leaseback transactions won't apply to any leases that we may enter into relating to newly acquired, improved or constructed property.

    We think it's also important for you to note that the holders of a majority in principal amount of all affected series of outstanding debt securities may waive compliance with each of the above covenants. (Section 1107)

DEFINITIONS

    "Secured Indebtedness" means our indebtedness or indebtedness of a Restricted Subsidiary for borrowed money secured by any lien on, or any conditional sale or other title retention agreement covering, any Principal Property or any stock or indebtedness of a Restricted Subsidiary. Excluded from this definition is all indebtedness:

    - outstanding on July 15, 1985, secured by liens, or arising from conditional sale or other title retention agreements, existing on that date;

    - incurred after July 15, 1985 to finance the acquisition, improvement or construction of property, and either secured by purchase money mortgages or liens placed on the property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements;

    - secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of its acquisition;

    - owing to us or any Restricted Subsidiary;

    - secured by liens, or conditional sale or other title retention devices, existing at the time a corporation became or becomes a Restricted Subsidiary after July 15, 1985;

    - arising from any sale and leaseback transaction;

    - incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision; and

    - constituting any replacement, extension or renewal of any indebtedness to the extent the amount of indebtedness is not increased.

    "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office equipment constituting a manufacturing, development, warehouse, service or office facility owned by or leased to us or a Restricted Subsidiary which is located within the United States and which has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination. Principal Property does not include:

    - products marketed by us or our subsidiaries;

    - any property financed through the issuance of tax-exempt governmental obligations;

    - any property which our Board of Directors determines is not of material importance to us and our Restricted Subsidiaries taken as a whole; or

    - any property in which the interest of us and all of our subsidiaries does not exceed 50%.

    "Consolidated Net Tangible Assets" means the total assets of us and our subsidiaries, less current liabilities and intangible assets. We include in intangible assets the balance sheet value of:

    - all trade names, trademarks, licenses, patents, copyrights and goodwill;

    - organizational and development costs;

                                       16
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    - deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing; and

    - unamortized debt discount and expense minus unamortized premium.

    We don't include in intangible assets any program products.

    "Restricted Subsidiary" means:

    1.  any of our subsidiaries:

        a.  which has substantially all its property in the United States;

        b.  which owns or is a lessee of any Principal Property; and,

        c. in which our investment and the investment of our subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; and

    2. any other subsidiary the Board of Directors may designate as a Restricted Subsidiary.

    "Restricted Subsidiary" doesn't include financing subsidiaries and subsidiaries formed or acquired after July 15, 1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of our business or assets or the business or assets of any Restricted Subsidiary. (Section 101 of Senior Indenture)

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1501 of Subordinated Indenture)

    In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

    - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the subordinated debt securities; and

    - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

    - any of our obligations to our subsidiaries;

    - any liability for Federal, state, local or other taxes owed or owing by us;

    - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees of instruments evidencing those liabilities;

    - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

    - any obligations with respect to any capital stock; or

    - any indebtedness incurred in violation of the Subordinated Indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under

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the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

    - any senior indebtedness is not paid when due, or

    - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1503 of Subordinated Indenture)

    In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1502 of Subordinated Indenture)

    If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1505 of Subordinated Indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1505 of Subordinated Indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It's important to keep this in mind if you decide to hold our subordinated debt securities.

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                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All of the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission at or before the time we issue a series of the preferred stock.

    We are authorized to issue up to 150,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2000, 2,546,011 shares of Series A 7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

    - whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

    - the dividend rate (or method for determining the rate);

    - the liquidation preference per share of that series of preferred stock, if any;

    - any conversion provisions applicable to that series of preferred stock;

    - any redemption or sinking fund provisions applicable to that series of preferred stock;

    - the voting rights of that series of preferred stock, if any; and

    - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the capital stock and we may not redeem or purchase any capital stock.

    Payment of dividends on any series of preferred stock may be restricted by loan

                                       19
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agreements, indentures and other transactions we may enter into.

CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of capital stock.

    If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    Generally, the holders of preferred stock will not be entitled to vote. However, if the equivalent of six quarterly dividends payable on any series of preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of this type of default, the Board of Directors will call a special meeting for the holders of all affected series within 10 business days of the default for the purpose of electing the additional directors. Alternatively, the holders of record of a majority of the outstanding shares of all affected series who are entitled to participate in the election of directors may elect those additional directors by written consent. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of that series will no longer have the right to vote on directors, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced by two.

    Unless we otherwise specify in a prospectus supplement, the vote of the holders of a majority of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Certificate of Incorporation or any certificate of amendment which would adversely affect the powers, preferences, or special rights of the preferred stock including authorizing any class of stock with superior dividend and liquidation preferences.

                                       20
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NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    We'll designate the transfer agent for each series of preferred stock in the prospectus supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

                                       21
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REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We'll pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We'll also pay charges of the depositary in connection with the initial deposit of the preferred stock

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and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary--and at other places as it thinks is advisable--any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

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                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 4,687,500,000 shares of capital stock, $0.20 par value per share. As of March 31, 2000, 1,772,836,653 shares of capital stock were outstanding.

    DIVIDENDS. Holders of capital stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

    VOTING. Each holder of capital stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

    RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of capital stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

    MISCELLANEOUS. Shares of capital stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or capital stock. Warrants may be issued independently or together with our debt securities, preferred stock or capital stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the debt securities purchasable upon exercise of the warrants;

    - if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

    - if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

    - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

    - the dates on which the right to exercise the warrants will commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

    - information relating to book-entry procedures, if any;

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    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - anti-dilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants; and

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue capital stock or preferred stock will describe the terms of the warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the capital stock or preferred stock that may be purchased upon exercise of the warrants;

    - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

    - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

    - the number of shares of capital stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the dates on which the right to exercise the warrants commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - antidilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants;

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

    - any other information we think is important about the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriters;

    - through agents; or

    - directly to purchasers.

    We'll describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

    - the names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

                                       25
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    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for any of our securities.

                                 LEGAL OPINIONS

    The legality of the securities will be passed upon by Mr. David S. Hershberg, our Vice President and Assistant General Counsel. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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